PROMISSORY NOTE
                                    (SECURED)


FOR VALUE  RECEIVED,  the  undersigned,  R-DOC,  LLC, a South  Carolina  limited liability company, (hereinafter "Promisor"), does hereby promise to pay to HomeGold, Inc. (herein "Promisee"), the principal sum of Eight Million Four Hundred Forty-four Thousand Six Hundred Seventy-Nine and 71/100 Dollars ($8,444,679.71), together with interest thereon at the rate of seven and one half percent (7 1/2%) per annum from and after December 31, 2002, payable to Promisee at 1021 Briargate Circle, Columbia, South Carolina 29021, or at such other location as Promisee shall direct, by making payment to Promisee as follows: Sixty (60) equal quarterly payments of principal and interest in the amount of Two Hundred Thirty-four Thousand Eight Hundred Forty-nine and 66/100 Dollars ($234,849.66) each commencing March 31, 2003 and continuing on the last day of each calendar quarter thereafter until paid in full on or before December 31, 2017.

Prepayment of principal and interest by Promisor is permitted without penalty. Except as set forth below, Promisor hereby waives demand, presentment, protest, notice of dishonor and default, and all diligence in collection hereunder.

In the event of a default by Promisor in making payments hereunder, default interest shall begin to accrue on the amount of the unpaid payments from the payment due dates forward, at the rate of seven and one half percent (7 1/2%) per annum. In addition, if any payment required hereunder is not paid when due and continues unpaid for a period of thirty (30) days after its due date, then, at the option of Promisee, the entire remaining balance of principal and accrued interest contemplated in this Note would immediately be due and payable in full to Promisee upon delivery to Promisor of written notice of Promisee's acceleration option election, said delivery of written notice to be accomplished by certified mail addressed to Promisor at 113 Reed Avenue, Lexington, SC 29072. In the event of such a default by Promisor as described above, Promisor shall pay the default interest described above and shall further pay all reasonable attorneys' fees and court costs incurred by Promisee in enforcing and collecting this Note and said balance as set by a court of competent jurisdiction.

This   Note  is   secured   by  that   certain   Security   Agreement   executed
contemporaneously with this Note by Promisor, a copy of which is attached hereto as Exhibit A and made a part hereof (the "Security Agreement").

This Note shall be interpreted and enforced according to the laws of the State of South Carolina.

         IN WITNESS WHEREOF, this Promissory Note is executed as of the date above mentioned.


                                           R-DOC, LLC

                                           By /s/ Ronald J. Sheppard
                                           Name: